Exhibit 99.1

For Immediate Release

American Axle & Manufacturing appoints new board member

Detroit, Michigan, February 2, 2005 — American Axle & Manufacturing Holdings, Inc. (AAM), which is traded as AXL on the NYSE, today announced the appointment of Larry K. Switzer to its Board of Directors.

Switzer has an extensive background in finance, having served as Senior Executive Vice President and Chief Financial Officer (CFO) for Fruit of the Loom Inc.; Executive Vice President and CFO for Alco Standard Corporation; and Senior Vice President and CFO for S.C. Johnson & Son, Inc. He has held senior executive positions at Bendix Corp., White Motor Corp. and Gencorp.

Most recently, Switzer served as Chief Executive Officer of Danka PLC, the world’s second largest independent distributor of office equipment. Prior to his retirement in 2000, he led the successful restructuring and turnaround of that company.

Switzer holds a bachelor of science degree from Iowa State University and a master of business administration degree from Harvard University, where he was the recipient of the National Area and Fisher Foundation Fellowships.

“Throughout his career, Larry Switzer has demonstrated leadership in the financial area,” said AAM Co-Founder, Chairman & CEO Richard E. Dauch. “His experience and knowledge will be of value to AAM as we continue to implement our strategy of global expansion and profitable growth.”

AAM is a world leader in the manufacture, engineering, design and validation of driveline systems and related components and modules, chassis systems and metal-formed products for light trucks, sport utility vehicles and passenger cars. In addition to its locations in the United States (in Michigan, New York and Ohio), AAM also has offices or facilities in Brazil, China, England, Germany, India, Japan, Korea, Mexico, Scotland and South Korea.

Certain statements contained in this press release which are not historical facts contain forward-looking information with respect to the Company’s plans, projections or future performance, the occurrence of which involves risk and uncertainties that could cause the Company’s actual results or plans to differ materially from those expected by the Company which include risk factors described in the Company’s filings with the Securities and Exchange Commission.

# # #

For more information ...

Carrie L.P. Gray	Christopher M. Son
Director, Corporate Relations	Director, Investor Relations
(313) 758-4880	(313) 758-4814
grayc@aam.com	chris.son@aam.com

Or visit the AAM website at www.aam.com